Exhibit 99.1

Contact:    LeAnne Zumwalt
Investor Relations
DaVita Inc.
310-750-2072

DAVITA INC. ADOPTS RIGHTS PLAN

Torrance, CA, November 15, 2002, DaVita Inc. (NYSE: DVA) today announced that its board of directors approved a shareholder rights plan. The board approved the declaration of a dividend distribution of one common share purchase right on each outstanding share of its common stock. Each right will entitle holders of DaVita’s common stock to buy one share of DaVita common stock at an exercise price of $125. The rights will be exercisable if a person or group acquires, or announces a tender offer for, 15% or more of DaVita’s common stock. The board will be entitled to redeem the rights at $0.01 per right at any time before any such person acquires 15% or more of DaVita’s outstanding common stock.

The rights are not being distributed in response to any specific effort to acquire DaVita. The rights are designed to assure that DaVita’s shareholders receive fair and equal treatment in the event of any proposed takeover of DaVita, and to guard against partial tender offers, open market accumulations and other tactics designed to gain control of DaVita without paying all of DaVita’s shareholders a fair price.

If the rights become exercisable each right will entitle its holder to purchase for $125 shares of DaVita common stock having a market value of $250. Rights held by the triggering person will become void and will not be exercisable. If DaVita is acquired in a merger or other business combination transaction after the rights are triggered each right will entitle its holder to purchase for $125 shares of the acquiring company’s common stock having a market value of $250.

The dividend distribution will be payable on December 10, 2002 to holders of record of DaVita common stock on November 29, 2002. The rights will expire in ten years. The rights distribution is not taxable to DaVita stockholders.

DaVita is a leading provider of dialysis services for patients suffering from chronic kidney failure. The Company owns and operates kidney dialysis centers and home peritoneal dialysis programs domestically in 32 states, as well as Washington, D.C. As of September 30, 2002, DaVita operated 504 outpatient dialysis facilities serving over 44,000 patients, including 3,300 patients in 29 centers under management.